Exhibit 4.5

7th Series Stock Option Allotment Agreement

In accordance with the resolutions at the special meeting of shareholders held on December 21, 2016 and the meeting of the board of directors held on December 21, 2016 (the "Resolutions"), this agreement (this “Agreement”) has been entered into between Re.Ra.Ku Inc. (the "Company") and [                 ] (the "Grantee") in connection with stock option under Articles 236 and 238 of the Companies Act ("Stock Option") as follows.

Article 1 (Descriptions of Stock Options)

1. Pursuant to the special meeting of shareholders held on December 21, 2016 (the "Shareholders’ Meeting") and the meeting of the board of directors held on December 21, 2016 (the "Board Meeting"), the Company has notified the Grantee of the matters in connection with the stock option set forth in Paragraph 1 of Article 242 and Paragraph 3 of Article 243 of the Companies Act and the Grantee has submitted an application form to the Company by agreeing with the descriptions of the Stock Options. In accordance therewith, the Company shall allot [                 ] stock option(s) to the Grantee and the Grantee shall accept them. The descriptions of each stock option for the Grantee shall be as stated in the following Items (1) through (9).

(1) Class and number of shares to be issued upon exercise of stock option

[                 ] share(s) of common stock of the Company.

One (1) share will be issued for each stock option.

If the Company conducts stock split or reverse stock split, the number of shares to be issued per stock option shall be adjusted in accordance with the following formula, provided that such adjustment shall be made to the number of shares of the stock options unexercised at the time of such adjustment, and any fraction of less than one share arising as a result of such adjustment shall be rounded down:

Number of shares after adjustment = Number of shares before adjustment × Ratio of split or reverse split

Additionally, in the event that the Company conducts merger, demerger, share exchange or share transfer (collectively "Merger, Etc."), gratis allotment of shares, or that there is any necessity to otherwise adjust the number of shares, the number shall be adjusted to the reasonable extent after considering terms of such Merger, Etc., and gratis allotment of shares and others.

(2) Value of assets to be contributed upon exercise of each stock option

The value of assets to be contributed upon exercise of the stock options shall be the amount to be paid-in per share upon the exercise of stock options (the “Exercise Value”) multiplied by the number of shares to be issued upon the exercise of each stock option, and the Exercise Value shall be JPY [                 ].

In the event that the Company conducts stock split or reverse stock split of its common stock, as of the next day of stock allocation following stock split, if the event is stock split, or as of the timing of effectiveness of reverse stock split, if the event is reverse stock split, then the foregoing Exercise Value shall be adjusted by the following formula in accordance with the ratio of stock split or reverse stock split and any fraction of less than one (1) Japanese yen resulting from the adjustment shall be rounded up to the nearest one (1) Japanese yen.

If the Company will be issuing new common stock or disposing treasury shares (excluding the sale of treasury shares or the conversion or exercise of securities that will or can be converted into the Company’s common stock, or stock options for the issuance of the Company’s common stock (including those attached to convertible bonds) pursuant to the provisions of Article 194 (which is the provision concerning demand for sale of less than one unit of shares made by a holder holding less than one unit of shares) of the Companies Act) at a price below the Exercise Value set forth in this paragraph (provided that if the adjustment under this paragraph has already been made, refers to the amount after the adjustment; same shall apply hereinafter in this paragraph), the foregoing Exercise Value shall be adjusted in accordance with the following formula, and any fraction less than one (1) Japanese yen arising as a result of such adjustment shall be rounded up:

“Number of shares already issued” in the formula above shall be the total number of issued shares of the Company’s common stock less the treasury shares of the Company’s common stock, and if the treasury shares of the Company’s common stock will be disposed of, “Number of shares newly issued” shall be replaced with “Number of treasury shares to be disposed”. In addition, in the event that the Company conducts Merger, Etc., gratis allotment of shares, or that there is any necessity to otherwise adjust the foregoing Exercise Value, the Exercise Value may be adjusted to the reasonable extent after considering conditions of the Merger, Etc. or gratis allotment of shares.

(3) Exercisable period

The exercise period shall be from December 22, 2018 to December 21, 2026. However, if the start date of the exercise period falls on a holiday of the Company, the start date shall be the next business day, and if the end date of the exercise period falls on a holiday of the Company, the end date shall be the previous business day.

(4) Matters regarding registered paid-in capital and capital reserve in case of issuance of shares upon exercise of stock options

The amount of registered paid-in capital to be increased in the event of the issuance of shares upon the exercise of the stock options shall be the maximum amount of increase in paid-in capital, etc. calculated in accordance with Article 17 of the Corporate Calculation Regulations multiplied by 0.5, with any fraction of less than one (1) Japanese yen resulting from the calculation being rounded up to the nearest one (1) Japanese yen. The amount of capital reserve to be increased shall be the amount obtained by subtracting the amount of stated capital to be increased from the maximum amount of increase in paid-in capital, etc.

(5) No assignment of stock options

No transfer of the stock options shall be allowed by the Grantee.

(6) Conditions for exercise of stock options

(i)	The person who received allotment of stock options (“Stock Option Holder(s)”) must be a director, corporate auditor, or employee of the Company or its related company at the time the option is exercised, unless the director or corporate auditor leaves his or her post due to the expiration of term of office or the employee retires due to reaching the mandatory retirement age. The foregoing shall not apply in cases where the Company’s board of directors determines that there is good cause.

(ii)	If the Company adopts a share unit system by amending its Articles of Incorporation, a share option cannot be exercised for the amount less than one unit.

(iii)	Stock options cannot be inherited.

(iv)	Other conditions for exercise shall be as set forth in the "Stock Option Allotment Agreement", which the Grantee may not breach in exercise, executed between the Company and the Grantee in accordance with the resolution of the board of directors.

(7) Conditions for acquisition of stock options

(i)	If the Grantee no longer meets conditions for exercise of stock options set forth in Item (6), the Company may acquire such stock options at no cost.

(ii)	If a proposal for the approval of a merger agreement under which the Company will be dissolved is approved at the Company’s general meeting of shareholders (or by the Company’s board of directors, if there is no need to obtain the approval of the general meeting of shareholders) or a proposal for the approval of a share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary is approved at the Company’s general meeting of shareholders (by the Company’s board of directors, if there is no need to obtain the approval of the general meeting of shareholders), the Company may acquire such stock options at no cost.

(8) Handling of stock options in the event of organizational restructuring

In the event that the Company conducts organizational restructuring and stipulates, in a statutory contract, plan, or the like prepared for such restructuring, that stock options of a joint-stock corporation stated in the following items will be delivered, stock options of such joint-stock corporation set forth in the following items shall be delivered in accordance with the ratio of such reorganization.

(i)	Merger (limited to case where the Company is to be dissolved)

Joint-stock corporation surviving after the merger or the joint-stock corporation to be established as a result of the merger

(ii)	Absorption-type demerger

Joint-stock corporation that succeeds all or part of the rights and obligations held by a joint-stock corporation to be demerged in an absorption-type demerger.

(iii)	Incorporation-type demerger

Newly established joint-stock corporation in incorporation-type demerger

(iv)	Share exchange

Joint-stock corporation that acquires all of the issued shares of a joint-stock corporation that conducts a share exchange.

(v)	Share transfer

Joint-stock corporation to be incorporated through a share transfer

(9) Round down of fractions arising upon exercise of stock options

Any fraction of less than one share in the number of shares to be issued to holders of stock options who exercised their options shall be rounded down.

2. The Grantee may exercise all or part of the number of the Stock Options stated in Item 1 of the preceding paragraph. However, the exercise of the Stock Options shall be made in units of integer multiples of the number of the Stock Options allotted.

3 The Grantee shall not be required to make any payment to the Company for application of the Stock Options.

4. Date of allotment of stock options

December 22, 2016

Article 2 (Restriction on Exercise of Options)

In addition to matters set forth in the other provisions hereof, with respect to the exercise of the Stock Options, the Grantee shall be subject to the following restrictions.

(1) The total amount paid for exercise per calendar year shall not exceed JPY 12,000,000.

(2) Shares acquired upon exercise shall be maintained in the name of the Grantee opened at a securities company in accordance with Paragraph 2 of the following article.

(3) The Grantee only may exercise the Stock Options to the extent of the ratio set forth below (the "Exercisable Ratio").

(i) Period from the day after second year anniversary of the listing date to the preceding day of third year anniversary:

Exercisable Ratio: 50%

(ii) After third year anniversary of the listing:

Exercisable Ratio: 100%

Article 3 (Method of Exercise)

1. If the Grantee wishes to exercise the Stock Options, the Grantee shall pay the amount due into the bank account designated by the Company and submit to the Company an application in a prescribed form. The Grantee shall be responsible for the wire transfer fee.

2 In the event that the Grantee exercises options in the manner set forth in the preceding paragraph, the Grantee shall open a brokerage account in his or her name at a securities company in a manner specified by the Company.

3 Upon confirming the process of the preceding paragraph, the Company shall deliver shares to the account in the name of the Grantee opened at the securities company in accordance with the preceding paragraph.

4 The Grantee may not cancel the application for exercise of options after the payment set forth in Paragraph 1 and submission of the necessary documents, such as application form.

5. The exercise of the Stock Options shall take into effect at the time when the application for exercise set forth in Paragraph 1 that meets the requirements has arrived at the Company and the full amount of the fund set forth in Paragraph 1 has been transferred to the bank account designated by the Company.

6 The Company and the Grantee mutually confirm that delivery of shares (including issuance of new shares, assignment or transfer of shares) in connection with exercise of the Stock Options will be implemented to the extent not contrary to the matters, which were resolved for such delivery, set forth in Paragraph 1 of Article 238 of the Companies Act.

Article 4 (Certificate of Stock Options)

The Company shall not issue any certificate of the Stock Options.

Article 5 (Disqualification of Rights)

If the Grantee falls within any of the following items, irrespective of during the Exercise Period set forth in Item 3 of Paragraph 1 of Article 1, the Grantee shall be immediately disqualified from the Stock Options.

(1)	If the Grantee is sentenced to a term of imprisonment or heavier.

(2)	If the Grantee is dismissed or left the Company for a voluntary reason or terminated or by disciplinary action or dismissed by persuasion pursuant to the Company’s work rules.

(3)	If the Grantee resigned or left the Company (except for case where the Grantee is going to be a director or employee of the Company or its subsidiary immediately after his or her resignation or leaving). However, this shall not apply if the Company allows an exemption with approval of the board of directors by considering various factors)

(4)	If the Grantee assumes an officer or employee of a company that competes with the Company (except for the case where the Company gives a prior approval in writing)

(5)	If the Grantee dies

(6)	If the Company’s board of directors judges exercises of the Stock Options as inappropriate for reasons of the Grantee’s violation of laws, the Company’s internal rules, this Agreement, or the like.

(7)	If the Grantee or his or her successor offers to waive all or part of the Stock Options in writing prescribed by the Company.

2. In the event of the death of the Grantee, his or her heirs may not exercise the Stock Options.

Article 6 (Leaving the Company)

1. In the event that the Grantee leaves the Company, the Grantee shall notify the Company of his or her address residing after the leave in writing as prescribed by the Company. The same shall apply in the event that the Grantee changes its address during the exercise period after the leave.

2. If the Grantee moves out of the country during the exercise period after the leave, the Grantee shall notify the Company of his or her domestic point of contact in writing as prescribed by the Company.

3. If the Grantee fails to submit the notification required by the preceding paragraphs, the Company will deem the address at the time of the leave as the address residing after the leave.

Article 7 (Prohibition of Disposition of Rights)

Notwithstanding Item 5 of Paragraph 1 of Article 1, the Grantee and its successors shall not transfer, create a security interest or pledge in, or otherwise dispose of the Stock Options to any third party.

Article 8 (Method of Manifestation of Intent and Notice)

1. The Company shall manifest its intention and give notice to the Grantee in any manner prescribed by the Company.

2. Any notice set forth in the preceding paragraph dispatched to the address or domestic point of contact of the Grantee shall be deemed to have arrived at the time when it should normally have arrived.

Article 9 (Handling of Personal Information)

The Company may use Grantee’s personal information obtained from the Grantee for the purpose to prepare and maintain the record of the stock option holders stipulated in the Companies Act, to prepare “report on allotment of stock options” and “amendment report on allotment of stock options” stipulated in the Special Tax Measures Act, “report on stock options” stipulated in the Income Tax Act, and other documentations for the Grantee, and to take processes for Grantee’s exercise of options. Additionally, The Grantee consents that Grantee’s personal information held by the Company may be provided to securities company and transfer agent (“Contractors”) in order for them to carry out those works and that the Contractors may use such information.

Article 10 (Authority to Establish Detailed Rules)

1. To establish a detailed practice concerning this Agreement, the Company may establish “Detailed Rules on Stock Option Allotment Agreement” (the “Rules”) and may amend or abolish them.

2. If the Company establishes, amends, or abolishes the Rules in accordance with the preceding paragraph, the Company shall promptly notify the Grantee of that.

3. The official notification set forth in the preceding paragraph shall be made by the Company by posting necessary items at its head office.

4. During the Company’s business hours, the Grantee may request the Company to peruse the Rules, and to make a copy thereof at the Grantee’s own expense.

Article 11 (Amendment to the Agreement)

1. If it is found out that any provision of this Agreement is not in conformity with provisions of the Income Tax Act, the Corporation Income Tax Act or any other tax laws and regulations due to amendment thereto after the execution of this Agreement, the Company may amend or abolish the necessary provisions by notifying the Grantee. The same shall apply to cases where it is found out that any provision is not in conformity with provisions of the Companies Act, Financial Instruments and Exchange Act, and other relevant laws and regulations or where any provision no longer conforms thereto.

2. In addition to the cases of the preceding paragraph, the Company and the Grantee may, with consents of the Company and the Grantee, amend the terms of this Agreement to the extent of the resolution of the meeting of shareholders. If this is the case, the Company and the Grantee shall execute an amendment agreement between the Company and the Grantee.

Article 12 (Tax Processing)

The Grantee shall pay, at his or her own expense and responsibility, income tax and any other taxes and dues imposed in connection with the allotment of the Stock Options, exercises thereof, and sales of shares of the Company acquired upon exercises.

Article 13 (Handling of Matters Not Stipulated)

The Company and the Grantee shall discuss in good faith with respect to handling of any matter not stipulated in this Agreement and the Rule, and if the Grantee fails to respond to offer of discussion and if no agreement is concluded after discussion, then the matter shall be determined and resolved by the Company.

IN WITNESS WHEREOF, two copies of this Agreement have been prepared, and after affixing its name and seal of the Company and the Grantee, each party retains one copy of each.

December 22, 2016

Company:	7-1-5 Minami-Aoyama, Minato-ku, Tokyo
Re.Ra.Ku Inc.
Kouji Eguchi, CEO

Grantee	[ ]
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